As filed with the Securities and Exchange Commission on December 13, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Akebia Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8756903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

245 First Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Akebia Therapeutics, Inc. 2014 Incentive Plan

Keryx Biopharmaceuticals, Inc. 1999 Share Option Plan

Keryx Biopharmaceuticals, Inc. 2004 Long-Term Incentive Plan

Keryx Biopharmaceuticals, Inc. 2007 Incentive Plan

Keryx Biopharmaceuticals, Inc. Amended and Restated 2013 Incentive Plan

Keryx Biopharmaceuticals, Inc. 2018 Equity Incentive Plan

(Full titles of the plans)

John P. Butler

President and Chief Executive Officer

Akebia Therapeutics, Inc.

245 First Street

Cambridge, MA 02142

(617) 871-2098

(Telephone number, including area code, of agent for service)

Copies to:

Peter Handrinos, Esq.

R. Scott Shean, Esq.

Daniel Rees, Esq.

Latham & Watkins LLP

200 Clarendon Street

Boston, Massachusetts 02116

(617) 948-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price	Amount of registration fee(5)
Common Stock, par value $0.00001 per share	3,323,216 (2)	$8.67	$28,812,282.72	$3,492.05
Common Stock, par value $0.00001 per share	4,365,292 (3)	$17.90	$78,138,726.80	$9,470.41

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Keryx Biopharmaceuticals, Inc. 1999 Share Option Plan (as amended, the “1999 Plan”), Keryx Biopharmaceuticals, Inc. 2004 Long-Term Incentive Plan (as amended, the “2004 Plan”), Keryx Biopharmaceuticals, Inc. 2007 Incentive Plan (the “2007 Plan”), the Keryx Biopharmaceuticals Inc. Amended and Restated 2013 Incentive Plan (the “2013 Plan”) and the Keryx Biopharmaceuticals, Inc. 2018 Equity Incentive Plan (the “2018 Plan” and together with the 1999 Plan, 2004 Plan, 2007 Plan, and 2013 Plan, the “Keryx Equity Plans”), and the Akebia Therapeutics, Inc. 2014 Incentive Plan (as amended, the “Akebia 2014 Plan” and together with the Keryx Equity Plans, the “Equity Plans”), relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock, par value $0.00001 per share, of Akebia Therapeutics, Inc. (“Akebia Shares”), a Delaware corporation (the “Registrant”).

(2)

Represents Akebia Shares available for future issuance under the Akebia 2014 Plan, which consists of (i) 767,682 Akebia Shares subject to restricted stock units outstanding under the Akebia 2014 Plan granted in substitution for outstanding awards under the Keryx Equity Plans in connection with the Merger (as defined below) and (ii) 2,323,213 Akebia shares that became issuable under the Akebia 2014 Plan in connection with the assumption of the 2018 Plan , and (iii) an additional 232,321 Akebia Shares that may become issuable under the Akebia 2014 Plan pursuant to its terms.

(3)

Represents Akebia Shares issuable in connection with (i) 6,824 Akebia Shares issuable pursuant to outstanding stock options granted under the 1999 Plan, (ii) 144,803 Akebia Shares issuable pursuant to outstanding stock options granted under the 2004 Plan, (iii) 174,999 Akebia Shares issuable pursuant to outstanding stock options granted under the 2007 Plan, (iv) 3,915,508 Akebia Shares issuable pursuant to outstanding stock options granted under the 2013 Plan, and (v) 123,158 Akebia Shares issuable pursuant to outstanding stock options granted under the 2018 Plan.

(4)

The proposed maximum offering price per share has been estimated solely for purposes of calculating the registration fee in accordance with the Securities Act, based on the weighted average exercise price of the outstanding options or the average of the high and low prices of an Akebia Share, as applicable. See footnote (5) below.

(5)

Calculated solely for the purposes of computing the amount of the registration fee as follows: (i) with respect to the shares issuable under stock options being assumed, under Rule 457(h) of the Securities Act, on the basis of the weighted average exercise price of the outstanding options and (ii) with respect to shares issuable pursuant to restricted stock units, under Rule 457(c) of the Securities Act, on the basis of the average of the high and low sale prices of an Akebia Share as reported on The Nasdaq Global Market on December 10, 2018.

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to the instructions to Form S-8 and the Securities Act by the Registrant in relation to the Merger (as defined below) and the assumption by the Registrant of the Keryx Equity Plans.

On December 12, 2018, in connection with the Agreement and Plan of Merger, dated as of June 28, 2018, as amended on October 1, 2018 (and as amended from time to time, the “Merger Agreement”), by and among the Registrant, Keryx Biopharmaceuticals, Inc., a Delaware corporation (“Keryx”), and Alpha Therapeutics Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant (“Merger Sub”), Merger Sub merged with and into Keryx, with Keryx becoming a wholly owned subsidiary of the Registrant (the “Merger”).

In connection with the consummation of the transactions contemplated by the Merger Agreement, the Keryx Equity Plans were assumed by the Registrant at the effective time of the Merger (the “Effective Time”). In connection with the assumption of the Keryx Equity Plans, shares of common stock of Keryx available for issuance under the Keryx 2018 Plan (as adjusted by the exchange ratio pursuant to the Merger Agreement) became available for awards under the Akebia 2014 Plan, and will not reduce the number of Akebia Shares authorized for grant under the Akebia 2014 Plan, provided that such awards may only be made to individuals who were not employees or members of the board of directors of the Registrant prior to the Effective Time. This Registration Statement is being filed for the purpose of registering up to 7,688,508 Akebia Shares (1) issuable upon the exercise or settlement of equity awards that were granted under the Keryx Equity Plans and/or (2) that may be granted, issued, purchased and/or settled pursuant to the Akebia 2014 Plan, including awards under the Akebia 2014 Plan granted in substitution for awards granted under the Keryx Equity Plans.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items) except as otherwise stated below):

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed March 12, 2018;

(b)	the Registrant’s Quarterly Reports on Form 10-Q filed May 9, 2018, August 8, 2018, and November 8, 2018;

(c)	the Registrant’s Current Reports on Form 8-K filed March 26, 2018, April 12, 2018, June 15, 2018, June 28, 2018, August 28, 2018, October 1, 2018, November 16, 2018, and December 13, 2018; and

(d)

the description of Akebia Shares as contained in the Registration Statement on Form 8-A, filed by the Registrant on March 12, 2014 to register its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description prior to the termination of the offering of common stock made hereby.

In addition, all reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items)), after the date and time of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

The following summarizes certain arrangements by which controlling persons, directors and officers of the Registrant, a Delaware corporation, are indemnified against liability, which they may incur in such capacities.

The Registrant’s ninth amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, or DGCL, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. The Registrant’s ninth amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant shall indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the DGCL.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the rights of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements with each of its directors and certain officers, in addition to the indemnification provided for in the Registrant’s ninth amended and restated certificate of incorporation and amended and restated bylaws.

The Registrant maintains insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Ninth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed on March 28, 2014).

4.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K filed on March 28, 2014).

4.3	Akebia Therapeutics, Inc. 2014 Incentive Plan (incorporated by reference to Exhibit 10.29 to the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1, filed on March 4, 2014).

4.4	Keryx Biopharmaceuticals, Inc. 1999 Share Option Plan, as amended (incorporated by reference to Exhibit 10.2 to Keryx’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003).

4.5	Keryx Biopharmaceuticals, Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Annex C to Keryx’s Definitive Proxy Statement on Schedule 14A, filed on April 29, 2004).

4.6	Amendment to Keryx Biopharmaceuticals, Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Keryx’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed on August 9, 2006).

4.7	Keryx Biopharmaceuticals, Inc. 2007 Incentive Plan (incorporated by reference to Annex D to Keryx’s Definitive Proxy Statement on Schedule 14A, filed on April 30, 2007).

4.8	Keryx Biopharmaceuticals, Inc. Amended and Restated 2013 Incentive Plan (incorporated by reference to Exhibit 10.1 to Keryx’s Current Report on Form 8-K, filed on May 27, 2016).

4.9	Keryx Biopharmaceuticals, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to Keryx’s Registration Statement on Form S-8, filed on June 29, 2018).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

24.1	Power of attorney (included on the signature page of this Registration Statement under the caption “Power of Attorney”).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 13th day of December, 2018.

AKEBIA THERAPEUTICS, INC.

By:	/s/ John P. Butler
	Name:	John P. Butler
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Butler and Jason A. Amello, and each of them, either of whom may act without the joinder of the other as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Capacity	Dates

/s/ Adrian Adams Adrian Adams	Chairperson and Director	December 13, 2018

/s/ John P. Butler John P. Butler	Director, President and Chief Executive Officer (Principal Executive Officer)	December 13, 2018

/s/ Jason A. Amello Jason A. Amello	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 13, 2018

/s/ Scott A. Canute Scott A. Canute	Director	December 13, 2018

/s/ Mark J. Enyedy Mark J. Enyedy	Director	December 13, 2018

/s/ Steven C. Gilman Steven C. Gilman	Director	December 13, 2018

Signatures	Capacity	Dates

/s/ Maxine Gowen Maxine Gowen	Director	December 13, 2018

/s/ Michael T. Heffernan Michael T. Heffernan	Director	December 13, 2018

/s/ Jodie P. Morrison Jodie P. Morrison	Director	December 13, 2018

/s/ Michael Rogers Michael Rogers	Director	December 13, 2018

/s/ Cynthia Smith Cynthia Smith	Director	December 13, 2018